Exhibit 99.1

Kinsale Capital Group Announces Chief Financial Officer Transition

RICHMOND, Va, October 22, 2026 – Kinsale Capital Group, Inc. (NYSE: KNSL) (the “Company”) announced today that Bryan P. Petrucelli, Executive Vice President, Chief Financial Officer and Treasurer, has been elected to the Company’s Board of Directors, effective October 22, 2026. Mr. Petrucelli also informed the Company that he intends to retire from his executive role on March 2, 2027. Christopher R. Tangard will succeed him as Executive Vice President, Chief Financial Officer and Treasurer effective upon Mr. Petrucelli’s retirement.
“Since Kinsale was founded in 2009, Bryan has played an integral role in our success, helping build the strong financial foundation and capital position that have supported our growth. I want to thank Bryan for his integrity, unwavering commitment to financial excellence, and sound business judgment. He has been a trusted partner throughout Kinsale’s evolution, and his leadership has left a lasting mark on our organization. While we wish Bryan well in his retirement from his executive role, we are pleased that he will continue to serve Kinsale as a Director. His deep understanding of our culture and strategy, together with his strong alignment with stockholder interests, makes him a valuable addition to our Board,” said Chairman, President and Chief Executive Officer, Michael P. Kehoe.
“Chris is a highly respected member of Kinsale’s senior leadership team. He understands how our technology-enabled, cost-efficient business model drives our success and has the expertise to lead our financial operations while supporting our long-term strategic priorities. I have great confidence in Chris’ ability to build on our strong foundation through disciplined financial stewardship and deliver best-in-class results for our stakeholders,” Mr. Kehoe continued.
“It has been a privilege to serve as Kinsale’s CFO and to work alongside such a talented team. I believe Chris is the right leader for our next chapter. He brings the experience, judgment and integrity needed to help Kinsale continue delivering profitable growth and creating long-term value for our stockholders. I look forward to supporting him during the transition and working with him as a member of the Board as we continue building Kinsale into the best excess and surplus lines company in the industry,” said Mr. Petrucelli.
Mr. Tangard has served as Senior Vice President, Chief Accounting Officer of the Company since March 2024. Mr. Tangard joined Kinsale in June 2019 as Director, Internal Audit and was promoted to Assistant Vice President, Internal Audit in March 2021 and to Vice President, Finance in March 2023, before assuming his current role. Prior to joining Kinsale, Mr. Tangard served as a Senior Manager in the audit practice of KPMG LLP.
Mr. Tangard holds a Bachelor of Arts in Economics and Commerce from Hampden-Sydney College and a Master of Accounting from William & Mary and is a Certified Public Accountant.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contact
Kinsale Capital Group, Inc.
Michael P. Kehoe

President and Chief Executive Officer
804-289-1272